UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

   85 Broad Street
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                                    (Street)

   New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   November 10, 1998
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol
   Great Plains Software, Inc.
   (GPSI)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |              01                |         01          |                      01                     |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |              67.269944         |         I           |                      02                     |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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
Stock Option            |          |            |                       |              |              |               |            |
(right to buy)          | 10/10/97 |   9/10/02  |     Common Stock      |    2,000     |   $27.125    |      03       |     03     |
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                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners, L.P. ("GSCP"), GS Advisors, L.P. ("GS Advisors"), Bridge Street Fund 1994, L.P. ("Bridge Street"), Stone Street Fund 1994, L.P. ("Stone Street" and together with Bridge Street, "Bridge/Stone"), Stone Street Funding Corp. ("SSF"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group", and together with GSCP, GS Advisors, Bridge Street, Stone Street, SSF and Goldman Sachs, the "Reporting Persons"). The principal business address of each of the Reporting Persons is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 1,205,627 shares of Common Stock through GSCP and Bridge/Stone (collectively, the "Limited Partnerships") of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. Goldman Sachs is the investment manager of GSCP. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the shares of Common Stock owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GSCP may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly, 1,060,368 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge Street may be deemed to own beneficially and directly and its managing general partner, SSF, may be deemed to own beneficially and indirectly 73,872 shares of Common Stock. SSF disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone Street may be deemed to own beneficially and directly and its general partner, SSF, may be deemed to own beneficially and indirectly 71,387 shares of Common Stock. SSF disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

02: Goldman Sachs and GS Group may be deemed to own  beneficially and indirectly
67.269944 shares of Common Stock which are beneficially and directly owned by Greene Street 1998 Exchange Fund, L.P. ("Greene Street 1998 Fund"). Goldman Sachs is the investment manager of the Greene Street 1998 Fund. An affiliate of Goldman Sachs and GS Group is the general partner of the Greene Street 1998 Fund. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. The 67.269944 shares reported herein as indirectly beneficially owned by Goldman Sachs and GS Group represents GS Group's proportionate interest in the shares of the Issuer owned by the Greene Street 1998 Fund.

03: These options were granted under the Great Plains Software, Inc. Outside Directors' Stock Option Plan to a person who is a managing director of Goldman Sachs and at the time of the grant a director of the Issuer. This person has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

Signatures:

GS CAPITAL PARTNERS, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact


GS ADVISORS, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



GOLDMAN, SACHS & CO.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



BRIDGE STREET FUND 1994, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



STONE STREET FUND 1994, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



STONE STREET FUNDING CORP.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact



Date:  November 20, 1998

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.